Exhibit 4.3

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT TO SHARE PURCHASE AGREEMENT (the “Amendment”), is made and entered into as of February 26, 2015 (the “Effective Date”), by and among (i) Harman International Industries, Incorporated, a corporation organized under the laws of the State of Delaware (“Parent”), (ii) Harman Becker Automotive Systems Manufacturing Kft (the “Buyer”), a limited liability company organized under the laws of Hungary (Reg. No. 07-09-005811), (iii) Red Bend Ltd., a company organized under the laws of the State of Israel (Reg. No. 51-260506-4) (the “Company”), and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the exclusive representative of the Seller Indemnifying Parties (as defined in the Purchase Agreement, as such term is defined below) in connection with the transactions contemplated by the Purchase Agreement (the “Representative”). Each of Parent, the Buyer, the Company and the Representative are referred to herein individually as a “Party” and all are collectively referred to as the “Parties”. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in the Purhcase Agreement.

W I T N E S S E T H:

WHEREAS, the Parties together with the Signing Shareholders have entered into that certain Share Purchase Agreement, dated as of January 22, 2015 (the “Purchase Agreement”);

WHEREAS, the Parties wish to make certain amendments to provisions of the Purchase Agreement, all as further detailed in this Amendment;

WHEREAS, Section 8.3(a) of the Purchase Agreement provides, among other things, that any provision of the Purchase Agreement may be amended prior to the Closing if such amendment is in writing and is signed by the Buyer, Parent, the Company and the Representative; and

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Scope of the Amendment. Except as specifically modified in this Amendment, the provisions, terms, conditions and definitions set forth in the Purchase Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment will prevail, take precedence and modify those terms of the Purchase Agreement as of the Effective Date.

2.	Amendments. The Purchase Agreement is hereby amended, effective as of the Effective Date, as follows:

2.1.	The final sentence of Section 1.2(a) of the Purchase Agreement shall be deleted in its entirty and replaced with the following sentence:

“Holders of RSUs may engage in hedging transactions permitted under the Lock Up Agreement (the “Hedging Transactions”) with respect to the shares of Parent Common Stock underlying such RSU’s to the extent that such Hedging Transactions are administered independently by a broker and without any discretion of such holders of RSUs.”

2.2.	The following sentence shall be added at the end of Section 1.3(a) of the Purchase Agreement:

“If any Company Shares have not been surrendered prior to the fifth anniversary of the Closing Date in accordance with the provisions of this Section 1.3(a), the consideration payable in respect of such Company Shares shall, to the extent permitted by Law, become the property of the Buyer, free and clear of all claims or interests of any Person previously entitled thereto.”

2.3.	The fourth and third sentences from the end of Section 1.3(d) of the Purchase Agreement (beginning with the words “The shares of Parent Common Stock held in the Escrow Account” and ending with the words “a designated broker that conducts such Hedging Transaction.”) shall be deleted in their entirety.

2.4.	The words “Within the ninety (90) days following the lock up period,” at the beginning of the penultimate sentence of Section 1.3(d) of the Purchase Agreement shall be deleted and replaced with the following words: “Following the 30th day anniversary of the Closing Date,”.

2.5.	The words “the Hedging Transactions and” in the final sentence of Section 1.3(d) of the Purchase Agreement shall be deleted in their entirety.

2.6.	The word “Secretary” in Section 2.3(b)(xi)(B) of the Purchase Agreement shall be deleted and replaced with the following word: “Director”.

2.7.	The word “agents” in each of the second line and the fourth line of the first sentence of Section 7.17(e)(i) of the Purchase Agreement shall be deleted and replaced with the following words: “agents, underwriters”.

2.8.	The words “other U.S. federal or state Law or otherwise,” in the sixth line of the first sentence of Section 7.17(e)(i) of the Purchase Agreement shall be deleted and replaced with the following words: “other U.S. federal or state securities Law or otherwise,”.

2.9.	The word “agents” in the second line of the first sentence of Section 7.17(e)(ii) of the Purchase Agreement shall be deleted and replaced with the following words: “agents, underwriters”.

2.10.	The words “other U.S. federal or state Law or otherwise,” in the seventh line of the first sentence of Section 7.17(e)(ii) of the Purchase Agreement shall be deleted and replaced with the following words: “other U.S. federal or state securities Law or otherwise,”.

3.	Miscellaneous. This Amendment shall be deemed for all intents and purposes as an integral part of the Purchase Agreement. The Purchase Agreement and this Amendment constitute the entire agreement of the parties to the Purchase Agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties thereto with respect to the subject matter hereof. The provisions of Section 11.9 (Governing Law), Section 11.10 (Arbitration; Consent to Jurisdiction) and Section 11.11 (Counterparts) of the Purchase Agreement are specifically incorporated into this Amendment.

- Signature page follows -

IN WITNESS WHEREOF, the Parties have duly executed this Amendment under seal as of the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Todd A. Suko
Name: Title:	Todd A. Suko EVP and General Counsel

HARMAN BECKER AUTOMOTIVE SYSTEMS MANUFACTURING KFT

By:	/s/ Preiszlerné Schweighardt Erzébet
Name: Title:	Preiszlerné Schweighardt Erzébet Authorized Signatory

By:	/s/ Kis Istvan
Name: Title:	Kis Istvan Managing Director

RED BEND LTD.

By:	/s/ Yoram Salinger
Name: Title:	Yoram Salinger CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Sam Riffe
Name: Title:	Sam Riffe Executive Director